Exhibit 10.45

THIRD Amendment to the UNSECURED credit facility

THIS THIRD AMENDMENT is dated March 26, 2025 between:

TMC THE METALS COMPANY INC., a company organized under the laws of British Columbia, Canada (“TMC”)

and

ERAS CAPITAL LLC, a Delaware limited liability company, and GERARD BARRON, an individual.

RECITALS

WHEREAS TMC, ERAS and Barron entered into an Unsecured Credit Facility Agreement on March 22, 2024, as amended by the First Amendment to the Unsecured Credit Facility dated August 13, 2024 and by the Second Amendment to the Unsecured Credit Facility dated November 14, 2024 (the “UCF”).

AND WHERAS the parties wish to amend the UCF as set forth below.

NOW THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations and warranties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties to this Agreement covenant and agree as follows:

1.	Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the UCF.
2.	Amendments. The UCF is hereby amended as follows:

2.1.Extension of Maturity Date and Lender Option to Extend

Section 1.1.12 of the UCF shall be replaced in its entirety with the following:

“Maturity Date” means June 30, 2026; provided, however, that the Lenders, in their sole discretion, may elect to extend the Maturity Date by up to two (2) additional one-year periods, such that the latest possible Maturity Date shall be June 30, 2028.

The Lenders’ right to extend the Maturity Date must be exercised by written notice to the Borrower no later than two (2) days before the then-applicable Maturity Date, or, if applicable, no later than two (2) days before a termination pursuant to Section 2.9. If the Lenders provide such notice, the Maturity Date shall be deemed extended, regardless of whether termination under Section 2.9 subsequently occurs.”

2.2.Principal Amount

Section 1.1.17 shall be replaced in its entirety with the following:

“Section 1.1.17 “Principal Amount” means the principal amount advanced and outstanding under this Agreement from time to time, being up to a maximum of USD $22,000,000 with respect to ERAS and USD $22,000,000 with respect to Barron, and which may be reduced by any Prepayment Amount in accordance with Section 2.7;”

Section 1.1.18 shall be replaced in its entirety with the following:

“Underutilization Fee” means a fee equal to 6.5% per annum of any amount of the then current maximum Principal Amount, being USD $22,000.000 with respect to ERAS and USD $22,000,000 with respect to Barron, less any drawn amounts under the facility, respectively.  For the avoidance of doubt, this amendment to the Underutilization Fee applies retroactively to the date of the original Agreement, March 22, 2024.”

2.3.Underutilization Fee Structure

Section 2.7 of the UCF shall be replaced in its entirety with the following:

“The Borrower shall pay to the Lenders their respective Underutilization Fee quarterly if all or any amount of the aggregate maximum amount of the Principal Amount has not been previously drawn pursuant to this Agreement, respectively. The Borrower will pay the Underutilization Fee in cash or shares, at the Lenders’ election.

Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated pursuant to Section 2.9, and the Lenders had exercised their right to extend the Maturity Date pursuant to Section 1.1.12 prior to such termination, the Underutilization Fee shall continue to accrue and be payable as if the Agreement had remained in effect through the latest extended Maturity Date.”

2.4.Termination

The first paragraph of Section 2.9 shall be replaced in its entirety with the following:

“The Lenders may, at their option, terminate this Agreement with immediate effect upon notice at such time Borrower or any of its subsidiaries raises at least USD $50,000,000 in the aggregate (i) through the issuance of any debt or equity securities of Borrower or any of its subsidiaries, or (ii) in prepayments under an off-take agreement or similar commercial agreement.”

3.

Entire Agreement. This Amendment shall be read together with the UCF, as a single agreement, and together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof.  Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Amendment. This Amendment may be executed in multiple originals, each of which shall be considered an original for all purposes and, collectively, shall be considered to constitute this Amendment.  Signatures transmitted by facsimile or in a Portable Document Format (pdf) may be considered an original for all purposes, including, without limitation, the execution of this Amendment and enforcement of this Amendment. This Amendment shall prevail in case of any conflict with the UCF.

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IN WITNESS WHEREOF the parties have executed this Amendment this 26th day of March 2025.

TMC THE METALS COMPANY INC.

By:	/s/ Craig Shesky
Name: Craig Shesky
Title: Chief Financial Officer

ERAS CAPITAL LLC

By:	/s/ Andrei Karkar
Name: Andrei Karkar
Title: Chief Executive Officer

By:	/s/ Gerard Barron
Name: Gerard Barron